EXHIBIT 10.8
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”) is made and entered into as of October 13, 2004 (the “Agreement Date”), by and between Boston Scientific Corporation, a Delaware corporation (the “Buyer”), and Reva Medical, Inc., a California corporation (the “Company”).
     Whereas, the Company, Buyer, RMI Acquisition Corp., and Robert Stockman, Gordon Nye and Brian Dovey, in each case acting in his capacity as a member of the stockholder representative committee, are parties to that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the Company granted Buyer an exclusive option (the “Company Option”) to cause a transaction to occur in which a newly-formed subsidiary of Scimed Life Systems, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”) is merged with and into the Company (the “Merger”);
     Whereas, the board of directors of the Company (the “Company Board”) has approved and adopted the Merger Agreement and the consummation of the transactions contemplated thereby, and will be submitting the execution and delivery of the Merger Agreement and the performance of the transactions contemplated thereby to the holders of the shares of Company Common Stock and Company Preferred Stock (collectively, the “Company Stockholders”) for their approval by written consent in accordance with California Law;
     Whereas, following the effectiveness of such Company Stockholders’ approval, Buyer and certain holders of Securities (the “Stockholders”) may enter into a Stockholder Option Agreement, of even date herewith (the “Stockholder Option Agreement”), pursuant to which, among other things, (a) Buyer will receive options to acquire all of the outstanding Securities held by such Stockholders, and (b) the Stockholders will agree to assume certain obligations with respect to the voting of the capital stock and other securities held by such Stockholders;
     Whereas, subject to and upon the terms and conditions set forth herein, at the Closing referred to herein, Buyer will purchase 1,014,199 shares (the “Purchased Shares”) of Series G-1 Preferred Stock, no par value per share, of the Company (the “Series G-1 Preferred Stock”), for an aggregate purchase price of approximately $10,000,000 (a portion of which will be paid through surrender for cancellation of the principal amount, and any accrued interest, owing under (i) that certain Convertible Promissory Note, dated as of June 4, 2004, in the principal amount of $2,500,000, and (ii) that certain Convertible Promissory Note, dated as of September 16, 2004, in the principal amount of $500,000 (collectively, the “Bridge Notes”), each issued by the Company to Buyer);
     Whereas, on the Closing Date (as defined below), certain convertible promissory notes issued by the Company and outstanding as of the Closing Date shall become convertible into shares of Series F Preferred Stock in accordance with their terms; and
     Whereas, subject to and upon the terms and conditions set forth herein, Buyer may make certain Loans (as defined below) to the Company of up to an aggregate principal amount of $15,000,000 and may elect to make an additional loan in the principal amount of $10,000,000, in exchange for the issuance by the Company to Buyer of certain convertible promissory notes.
     Now, Therefore, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1. COMPANY DISCLOSURE SCHEDULE.
     1.1 General. Attached hereto is a schedule of disclosures and exceptions to the representations and warranties made by the Company in Section 4 (the “Company Disclosure Schedule”). Pursuant to the terms and conditions herein, in connection with the delivery by the Company of a Loan Request, the Company shall prepare an updated schedule of disclosures and exceptions to the representations and warranties of the Company contained in Section 4 hereof (each, an “Updated Company Disclosure Schedule”), as if such representations and warranties were made as of the date of such Updated Company Disclosure Schedule, except to the extent any such representations and warranties expressly refer to an earlier date. Any Updated Company Disclosure Schedule shall refer only to (a) disclosures of actual facts contained in the Company Disclosure Schedule attached to this Agreement, and (b) disclosures of actual facts in existence on the date of such Updated Company Disclosure Schedule that have occurred or been discovered since the Agreement Date, and the Updated Company Disclosure Schedule shall not otherwise limit or modify any of the representations and warranties made in this Agreement. No disclosure of a fact or event on any Updated Company Disclosure Schedule shall be deemed to cure any failure to disclose such fact or event on any previously delivered Company Disclosure Schedule or Updated Company Disclosure Schedule, or otherwise amend any previously delivered Company Disclosure Schedule or Updated Company Disclosure Schedule.
     1.2 Disclosure Schedule Request. At any time and from time to time during the Option Period (but no more than twice in a single calendar year), Buyer may, upon notice to the Company (a “Disclosure Schedule Request”), require the Company to prepare an Updated Company Disclosure Schedule to the representations and warranties of the Company contained in Section 4 hereof, as if such representations and warranties were made as of the date of such Updated Company Disclosure Schedule, except to the extent any such representations and warranties expressly refer to an earlier date. The Company shall prepare and deliver to Buyer an Updated Company Disclosure Schedule as soon as reasonably practicable, but in any event within thirty (30) days of receipt of a Disclosure Schedule Request. Such Updated Company Disclosure Schedule shall refer only to (a) disclosures of actual facts contained in the Company Disclosure Schedule attached to this Agreement, and (b) disclosures of actual facts in existence on the date of such Updated Company Disclosure Schedule that have occurred or been discovered since the Agreement Date, and such Updated Company Disclosure Schedule shall not otherwise limit or modify any of the representations and warranties made in this Agreement. No disclosure of a fact or event on any Updated Company Disclosure Schedule shall be deemed to cure any failure to disclose such fact or event on any previously delivered Company Disclosure Schedule or Updated Company Disclosure Schedule, or otherwise amend any previously delivered Company Disclosure Schedule or Updated Company Disclosure Schedule.
2. PURCHASE AND SALE OF PURCHASED SHARES.
     2.1 Sale and Issuance of the Purchased Shares.
          (a) On the Closing Date (as defined below), subject to the conditions set forth in this Section 2, Buyer or its designee shall purchase, and the Company shall sell and issue to Buyer or its designee, the Purchased Shares for the aggregate purchase price of $10,000,002.14, which shall be paid through (i) surrender for cancellation of the Bridge Notes, and (ii) payment in cash of an amount equal to $10,000,002.14 minus the principal amount and any accrued interest under the Bridge Notes on the Closing Date.
          (b) The parties acknowledge and agree that the aggregate fair market value of the Purchased Shares as of the Closing Date is equal to the purchase price for such Purchased Shares, and the parties agree to file all Tax Returns in a manner consistent with this sentence and not to take any Tax position inconsistent with this sentence.

     2.2 Closing of the Purchase of the Purchased Shares. The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place at the offices of Bingham McCutchen LLP in Boston, Massachusetts, at 12:00 p.m. (Eastern Time), as soon as practicable following the satisfaction by the Company of all the conditions in Section 2.3, or at such other time, date and place as are mutually agreed upon by the Company and Buyer (the “Closing Date”). At the Closing, the Company shall deliver to the Buyer a certificate representing the Purchased Shares against the surrender for cancellation of the Bridge Notes to the Company and payment by Buyer of the balance of the purchase price of the Purchased Shares in cash by check or wire transfer pursuant to wiring instructions provided by the Company.
     2.3 Conditions to Purchase of the Purchased Shares. The obligation of Buyer to purchase the Purchased Shares on the Closing Date is conditioned upon the satisfaction by the Company of each of the following conditions, and the waiver of satisfaction of such conditions shall not be effective against Buyer unless consented to in writing by Buyer:
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each of the representations and warranties of the Stockholders contained in the Stockholder Option Agreement shall have been true and correct in all material respects at the time originally made, or an earlier date if such representation or warranty expressly refers to an earlier date (in either case without giving effect to any qualifications as to materiality or lack of Material Adverse Effect contained therein), and shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or lack of Material Adverse Effect contained therein) as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, or an earlier date if such representation or warranty expressly refers to an earlier date;
          (b) Restated Articles. The Restated Articles in the form of Exhibit A hereto (the “Restated Articles”) shall have been filed with and accepted by the Secretary of State of the State of California on or prior to the Closing Date;
          (c) Merger Agreement. The Company shall have duly executed and delivered the Merger Agreement, and the entrance by the Company into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall have been adopted and approved by the requisite majority of each class of the Company’s outstanding capital stock in accordance with California Law and the Company’s articles of incorporation, and such approval shall not have been annulled, rescinded or invalidated;
          (d) Stockholder Option Agreement. The holders of at least eighty percent (80%) of the outstanding shares of the Company Common Stock (including shares of Company Common Stock issuable upon conversion of the outstanding shares of Company Preferred Stock), on a fully-diluted basis, shall have entered into the Stockholder Option Agreement and the Stockholder Option Agreement shall be in full force and effect;
          (e) Effectiveness. This Agreement and each of the Related Agreements shall be in full force and effect as of the Closing Date;
          (f) Performance of Obligations. The Company and each Stockholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement or any of the Related Agreements to which it is a party that are required to be performed or complied with by it on or before the Closing Date;
          (g) No Material Breach. The Company shall not be in material breach of its obligations to Buyer under this Agreement or under the Merger Agreement, and none of the Stockholders shall be in material breach of their respective obligations to Buyer under the Stockholder Option Agreement;

          (h) No Material Adverse Effect; No Proceedings. No Material Adverse Effect shall have occurred or been discovered by Buyer since the Agreement Date, and no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the transactions contemplated by this Agreement or the Related Agreements (the “Transactions”), and no action shall have been taken by any Governmental Authority, or any statute, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, that makes the consummation of any of the Transactions illegal or substantially deprives Buyer of any of the material anticipated benefits of the Transactions, taken as a whole;
          (i) Reservation of Shares. The Company shall have reserved a sufficient number of authorized shares of Company Common Stock for issuance upon conversion of the Purchased Shares, based on the conversion price, if any, for such shares then in effect;
          (j) Consents and Waivers. The Company shall have obtained all consents, permits and waivers necessary or appropriate for the consummation of the purchase and sale of the Purchased Shares and the same shall be effective as of the Closing Date;
          (k) Qualifications. The Company shall deliver to Buyer copies of all authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required prior to closing in connection with the lawful issuance and sale of the Purchased Shares to Buyer pursuant to this Agreement;
          (l) Good Standing Certificates. The Company shall have delivered to Buyer certificates of good standing of the Company issued as of a date not more than two (2) days prior to the Closing Date by the California Secretary of State;
          (m) Secretary’s Certificate; Proceedings and Documents. The Company shall deliver to Buyer a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying as to and, where appropriate, attaching certified copies of, (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and those of the Related Agreements to which the Company is a party, the filing of the Restated Articles with the California Secretary of State, the issuance and sale of the Purchased Shares, and the consummation of all other Transactions, (ii) the Company’s Restated Articles and bylaws, each as in effect at the Closing Date, (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement, and (iv) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first offer);
          (n) Compliance Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by the Company’s President or Chief Executive Officer, certifying to the fulfillment of the conditions specified in Sections 2.3(a), (f), (g), (i) and (j);
          (o) Opinion of Company Counsel. The Company shall have delivered to Buyer an opinion of Heller Ehrman White & McAuliffe LLP, counsel for the Company (the “Company’s Counsel”), dated as of the Closing Date, in substantially the form attached hereto as Exhibit B;
          (p) Investors’ Rights Agreement. Buyer shall have become a party to that certain Investors’ Rights Agreement, dated June 13, 2001, among the Company and the investors set forth therein, as amended from time to time (the “Investors’ Rights Agreement”);
     2.4 Use of Proceeds. The proceeds to the Company from the sale of the Purchased Shares shall be used solely to finance the Principal Business and not used for any other purpose.
     2.5 Voting Agreement. At the Closing, Buyer shall execute and deliver a Voting Agreement with the Company in substantially the form attached hereto as Exhibit C.

3. LOANS TO THE COMPANY.
     3.1 Making of Loans by Buyer.
          (a) Initial Loans and Second Loans. Provided that Buyer has not previously delivered a Merger Election Notice to the Company, or a Stockholder Option Notice to the Stockholders, and the Option Period has not otherwise expired or been terminated, at any time and from time to time prior to the second anniversary of the Agreement Date, the Company shall be entitled to deliver one or more “Loan Requests”, in the form attached hereto as Exhibit D, to Buyer and requesting loans in an aggregate principal amount not to exceed $10,000,000 (the “Initial Loans”), provided, that the Company shall be entitled to request no more than an aggregate principal amount of $4,000,000 of Initial Loans prior to the first anniversary of the Agreement Date. In addition, in the event that the Company has failed to achieve the Third Milestone prior to the twentieth (20th) month anniversary of the Agreement Date, Buyer has not previously delivered a Merger Election Notice to the Company, or a Stockholder Option Notice to the Stockholders, and the Option Period has not otherwise expired or been terminated, for a period of twelve (12) months following the twentieth (20th) month anniversary of the Agreement Date, the Company shall be entitled to deliver one or more additional Loan Requests, requesting loans in an aggregate principal not to exceed $5,000,000 (the “Second Loans”). The principal amount of Initial Loans or Second Loans requested in each Loan Request shall be at least $1,000,000, and in no event shall the Company be permitted to deliver more than one Loan Request relating to Initial Loans and Second Loans per calendar quarter. Within thirty (30) days following the date on which the Company delivers each such Loan Request to Buyer (the “Loan Election Period”), Buyer shall be entitled to elect, in the exercise of its sole discretion, to make the Initial Loan or Second Loan, as the case may be, requested thereby, pursuant to the provisions of this Section 3. During such Loan Election Period, Buyer shall be provided with such additional information relating to the business of the Company as it may reasonably request of the Company and shall be entitled to ask questions of officers of the Company with respect to such matters during such period. In the event that Buyer elects to make the Initial Loan or Second Loan requested in any Loan Request, Buyer shall provide notice of such election to the Company (a “Loan Election Notice”), and, subject to the conditions set forth in Section 3.8 below, Buyer shall make the Initial Loan or Second Loan, as the case may be, in the principal amount requested in such Loan Request no later than five (5) business days after such election. In the event that Buyer does not deliver a Loan Election Notice with respect to the Initial Loan or Second Loan requested in any Loan Request within the Loan Election Period, Buyer shall be deemed to have elected not to make such Initial Loan or Second Loan. In addition, in the event that Buyer elects to make any Initial Loan requested in the first Loan Request, if any, delivered after the first anniversary of the Agreement Date, then Buyer shall be deemed to have elected to make any and all Initial Loans (subject to the $10,000,000 aggregate maximum principal amount for all Initial Loans described above and subject to the conditions set forth in Section 3.8 below) that may be requested by the Company thereafter. Notwithstanding anything to the contrary herein, in no event shall a Loan Request be deemed to be delivered to Buyer hereunder until such time as Buyer has also been delivered the Updated Company Disclosure Schedule prepared by the Company in connection therewith pursuant to Section 1.1, and in no event shall Buyer be required to make Initial Loans and Second Loans in an aggregate original principal amount greater than $15,000,000.
          (b) Termination Loan. In the event that Buyer elects not to make the first Initial Loan, if any, requested by the Company after the first anniversary of the Agreement Date, then the Company shall be entitled to deliver a Loan Request (the “Termination Loan Request”) within thirty (30) days following the date on which Buyer elects not to make such first Initial Loan, on one occasion, in an aggregate principal amount not to exceed $5,000,000 minus the aggregate principal amount of any Initial Loans made by Buyer prior to the first anniversary of the Agreement Date (the “Termination Loan”). Subject to the conditions set forth in Section 3.9 below, within thirty (30) days following the date on which the Company delivers the Termination Loan Request to Buyer, Buyer shall make the Termination Loan in the principal amount specified in the Termination Loan Request.

          (c) Third Loan. In the event that (i) the Company has achieved the Third Milestone, (ii) Buyer has not previously delivered a Merger Election Notice to the Company, or a Stockholder Option Notice to the Stockholders, and (iii) the Option Period has not otherwise expired or been terminated, Buyer may elect to make an additional loan to the Company, on one occasion, in the aggregate principal amount of $10,000,000 (the “Third Loan”, and together with the Initial Loans, the Second Loans, and the Termination Loan, the “Loans”). If Buyer elects to make the Third Loan, Buyer shall deliver a written notice of such election to the Company (the “Third Loan Notice”) within 30 days following the Company’s completion of the Third Milestone. If Buyer delivers a Third Loan Notice, the Third Loan shall be made within forty-five (45) days following the date on which Buyer delivers the Third Loan Notice. The Company shall deliver to Buyer on or prior to the closing of the Third Loan the items described in paragraphs (j) through (n) of Section 3.8.
          (d) Loan Date. The closing, if any, of each Loan shall take place at the offices of Bingham McCutchen LLP in Boston, Massachusetts, at 12:00 p.m. (Eastern Time), on the thirtieth (30th) day following the delivery of a Loan Request, provided, that the Company shall have satisfied all of the conditions in Section 3.8, in the case of the Initial Loans and the Second Loans, and the conditions in Section 3.9 in the case of the Termination Loan, on the forty-fifth (45th) day following the delivery of the Termination Loan Request, in the case of the Termination Loan, and on the forty-fifth (45th) day following the delivery of the Third Loan Notice, in the case of the Third Loan, or at such other time, date and place as are mutually agreed upon by the Company and Buyer (each, a “Loan Date”).
     3.2 Payment of Loan Principal. The principal amount of each Loan shall be paid to the order of the Company in cash by check or wire transfer of immediately available funds on the applicable Loan Date against delivery to Buyer of a convertible promissory note in the form attached hereto as Exhibit E-1, with respect to any Initial Loans and any Termination Loan, Exhibit E-2 with respect to any Third Loan, and Exhibit E-3 with respect to any Second Loans (each, a “Note”), executed and delivered by, and enforceable against, the Company.
     3.3 Interest. Interest on each of the Initial Loans, Second Loans and the Termination Loan, if any, shall accrue at an annual interest rate equal to the “Prime Rate” as announced from time to time by Bank of America, N.A., in Boston, Massachusetts, or its successor, plus one percent (1%), compounded annually. Interest on the Third Loan, if made, shall accrue at an annual interest rate equal to the “Prime Rate” as announced from time to time by Bank of America, N.A., in Boston, Massachusetts, or its successor, compounded annually.
     3.4 Repayment of Principal Amount. The Loans shall be repayable in the manner specified in each Note. Except as provided in the applicable Note, the Company shall not be permitted to prepay or accelerate the maturity of the interest or principal amount of any such Note voluntarily.
     3.5 Conversion. Each of the Notes shall be convertible into shares of Series G-1 Preferred Stock or Series G-2 Preferred Stock, no par value per share, of the Company (the “Series G-2 Preferred Stock”), as the case may be, in accordance with the terms and subject to the conditions set forth in such Note.
     3.6 Use of Proceeds. The proceeds of the Loans shall be used solely to finance the Principal Business and not used for any other purpose.
     3.7 Allocation of Consideration between Options and Notes. The parties acknowledge and agree that (a) the amount of consideration paid under and in connection with this Agreement, the Merger Agreement and the Stockholder Option Agreement by Buyer in exchange for the Company Option or the Stockholder Options, as the case may be, is de minimis, and (b) there will be no “original issue discount” on the Notes, as determined pursuant to Code Sections 1271-1275 and the Treasury Regulations thereunder, by reason thereof. The parties agree (i) to file all Tax Returns in a manner consistent with this Section 3.7, and (ii) not to take any Tax position inconsistent with this Section 3.7.

     3.8 Conditions to the Obligation of Buyer to Make the Initial Loans and Second Loans. In no event shall Buyer be required to make any Initial Loan or Second Loan if any of the following further conditions (any of which may be waived, in writing, in whole or in part by Buyer) shall not have been satisfied in full, or waived by Buyer in writing on or prior to the applicable Loan Date:
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each of the representations and warranties of the Stockholders contained in the Stockholder Option Agreement shall have been true and correct in all material respects at the time originally made, or an earlier date if such representation or warranty refers expressly to an earlier date (in either case without giving effect to any qualifications as to materiality or lack of Material Adverse Effect contained therein), and (as modified and qualified by the Updated Company Disclosure Schedule, if any, delivered in connection with the applicable Loan Request) shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or lack of Material Adverse Effect contained therein) as of such Loan Date with the same force and effect as if such representations and warranties had been made at and as of such Loan Date, or an earlier date if such representation or warranty refers expressly to an earlier date;
          (b) Restated Articles. The Restated Articles shall have been filed with and accepted by the Secretary of State of the State of California on or prior to the Loan Date;
          (c) Merger Agreement. The Company shall have duly executed and delivered the Merger Agreement, and the entrance by the Company into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall have been adopted and approved by the requisite majority of each class of the Company’s outstanding capital stock in accordance with California Law and the Company’s articles of incorporation, and such approval shall not have been annulled, rescinded, or invalidated, and the Merger Agreement shall be in full force and effect;
          (d) Stockholder Option Agreement. The holders of at least eighty percent (80%) of the outstanding shares of the Company Common Stock (including shares of Company Common Stock issuable upon conversion of the outstanding shares of Company Preferred Stock), on a fully-diluted basis, shall have entered into the Stockholder Option Agreement, and the Stockholder Option Agreement shall be in full force and effect;
          (e) Effectiveness. This Agreement and each of the Related Agreements (including the Investors’ Rights Agreement) shall be in full force and effect as of the Loan Date;
          (f) Performance of Obligations. The Company and each Stockholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement or any of the Related Agreements to which it is a party that are required to be performed or complied with by it on or before the Loan Date;
          (g) No Material Breach. The Company shall not be in material breach of its obligations to Buyer under this Agreement or under the Merger Agreement, and none of the Stockholders shall be in material breach of their respective obligations to Buyer under the Stockholder Option Agreement;
          (h) No Major Material Adverse Effect; No Proceedings. No Major Material Adverse Effect shall have occurred or been discovered by Buyer since the Agreement Date, and no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the Transactions, and no action shall have been taken by any Governmental Authority, or any statute, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, that makes the consummation of any of the Transactions illegal or substantially deprives Buyer of any of the material anticipated benefits of the Transactions, taken as a whole;

          (i) Consents and Waivers. The Company shall have obtained all consents, permits and waivers necessary or appropriate for the issuance of the applicable Note and the same shall be effective as of the Loan Date;
          (j) Qualifications. The Company shall deliver to Buyer copies of all authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required pre-closing in connection with the lawful issuance of the applicable Note to Buyer pursuant to this Agreement;
          (k) Good Standing Certificates. The Company shall have delivered to Buyer certificates of good standing of the Company issued as of a date not more than two (2) days prior to the Loan Date by the California Secretary of State;
          (l) Secretary’s Certificate; Proceedings and Documents. The Company shall deliver to Buyer a certificate executed by the Secretary of the Company, dated as of the Loan Date, certifying to and, where appropriate, attaching certified copies of, (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party, the filing of the Restated Articles with the California Secretary of State, the issuance of the applicable Note and the consummation of all other Transactions, (ii) the Company’s Restated Articles and bylaws, each as in effect at the Loan Date, (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement, and (iv) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder;
          (m) Compliance Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Loan Date and signed by the Company’s President or Chief Executive Officer, certifying to the fulfillment of the conditions specified in Sections 3.8(a), (f), (g), (i) and (j); and
          (n) Opinion of Company Counsel. If requested by Buyer, the Company shall have delivered to Buyer an opinion of the Company’s Counsel, dated as of the Loan Date, in substantially the form attached hereto as Exhibit F.
     3.9 Conditions to the Obligation of Buyer to Make the Termination Loan. In no event shall Buyer be required to make the Termination Loan if any of the following further conditions (any of which may be waived, in writing, in whole or in part by Buyer) shall not have been satisfied in full, or waived by Buyer in writing on or prior to the applicable Loan Date:
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each of the representations and warranties of the Stockholders contained in the Stockholder Option Agreement shall have been true and correct in all material respects at the time originally made, or an earlier date if such representation or warranty refers expressly to an earlier date (in either case without giving effect to any qualifications as to materiality or lack of Material Adverse Effect contained therein), and (as modified and qualified by the Updated Company Disclosure Schedule, if any, delivered in connection with the Loan Request) shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or lack of Material Adverse Effect contained therein) as of such Loan Date with the same force and effect as if such representations and warranties had been made at and as of such Loan Date, or an earlier date if such representation or warranty refers expressly to an earlier date;
          (b) Restated Articles. The Restated Articles shall have been filed with and accepted by the Secretary of State of the State of California on or prior to the Loan Date;

          (c) Effectiveness. This Agreement and each of the Related Agreements, other than the Merger Agreement and the Stockholder Option Agreement, shall be in full force and effect as of the Loan Date;
          (d) Performance of Obligations. The Company and each Stockholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement or any of the Related Agreements to which it is a party that are required to be performed or complied with by it on or before the Loan Date;
          (e) No Material Breach. The Company shall not be in material breach of its obligations to Buyer under this Agreement;
          (f) No Proceedings. No order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the making of the Termination Loan or the issuance of the Note representing the Termination Loan, and no action shall have been taken by any Governmental Authority, or any statute, regulation or order enacted, entered, enforced or deemed applicable to the making of the Termination Loan or the issuance of the Note representing the Termination Loan, that makes the making of the Termination Loan or the issuance of the Note representing the Termination Loan illegal or substantially deprives Buyer of any of the material anticipated benefits of the Termination Loan or the issuance of the Note representing the Termination Loan, taken as a whole;
          (g) Consents and Waivers. The Company shall have obtained all consents, permits and waivers necessary or appropriate for the issuance of the applicable Note and the same shall be effective as of the Loan Date;
          (h) Qualifications. The Company shall deliver to Buyer copies of all authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required pre-closing in connection with the lawful issuance of the applicable Note to Buyer pursuant to this Agreement;
          (i) Good Standing Certificates. The Company shall have delivered to Buyer certificates of good standing of the Company issued as of a date not more than two (2) days prior to the Loan Date by the California Secretary of State;
          (j) Secretary’s Certificate; Proceedings and Documents. The Company shall deliver to Buyer a certificate executed by the Secretary of the Company, dated as of the Loan Date, certifying to and, where appropriate, attaching certified copies of, (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party, the filing of the Restated Articles with the California Secretary of State, the borrowing of the Termination Loan and the issuance of the applicable Note, (ii) the Company’s Restated Articles and bylaws, each as in effect at the Loan Date, (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement, and (iv) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder;
          (k) Compliance Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Loan Date and signed by the Company’s President or Chief Executive Officer, certifying to the fulfillment of the conditions specified in Sections 3.9(a), (f), (g), (i) and (j); and
          (l) Opinion of Company Counsel. If requested by Buyer, the Company shall have delivered to Buyer an opinion of the Company’s Counsel, dated as of the Loan Date, in substantially the form attached hereto as Exhibit F.

     3.10 Consequences of Buyer Election not to Make Loans. In the event that the Company has delivered to Buyer a Loan Request in accordance with Section 3.1(a) (other than a Termination Loan Request with respect to a Termination Loan) and Buyer neither elects to make the Loan by delivery of a Loan Election Notice within the applicable Loan Election Period nor is deemed to have elected to make such Loan in accordance with the terms of Section 3.1(a), then the Company may, in its discretion, provided, that the Company is otherwise in compliance with this Agreement, deliver an Option Period Termination Notice to Buyer of its intention to terminate the Option Period. Unless Buyer shall deliver a Loan Election Notice with respect to the Loan referenced in the Loan Request within ten (10) days after receipt of the Option Period Termination Notice, the Company may terminate the Option Period on the date that is eleven (11) days following the date on which the Company delivers the Option Period Termination Notice to Buyer. Buyer shall be entitled to elect not to make any Loan requested in any particular Loan Request (other than any Termination Loan Request) in its sole discretion, and the Company shall have no recourse in connection with any such election other than the delivery of an Option Period Termination Notice in accordance with this Section 3.10.
4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Buyer as follows as of each of (a) the date hereof, (b) the Closing Date, and (c) each Loan Date, except as specifically contemplated by this Agreement; provided, that the representations and warranties made as of the date hereof and as of the Closing Date shall be qualified by the Company Disclosure Schedule, and the representations and warranties as of any Loan Date shall be qualified by the Updated Company Disclosure Schedule delivered by the Company most recently prior to the applicable Loan Request, and the references below to the Company Disclosure Schedule shall be deemed, for purposes of determining the accuracy of such representations and warranties as of such Loan Date, to be references to such Updated Company Disclosure Schedule. Except as may be specifically set forth herein, each representation and warranty contained in this Article 4 shall be deemed to be made as of each date on which representations and warranties are deemed to be made in accordance with this paragraph. Notwithstanding any other provision of this Agreement or such Company Disclosure Schedule, each exception set forth in the Company Disclosure Schedule or any Updated Company Disclosure Schedule will be deemed to qualify only each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule or such Updated Company Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is readily apparent on the face of the disclosure of such exception set forth in the Company Disclosure Schedule or such Updated Company Disclosure Schedule.
     4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Related Agreements to which it is a party, to issue the Purchased Shares and the Conversion Shares, and to perform its obligations under, and carry out the provisions of, this Agreement and the Related Agreements to which it is a party, and to carry on its business as presently conducted and as presently contemplated to be conducted.
     4.2 Capitalization and Voting Rights.
          (a) The authorized capital of the Company consists of (except as otherwise disclosed in the Company Disclosure Schedule):
               (i) Preferred Stock. 10,276,918 shares of Company Preferred Stock, of which 1,814,558 shares have been designated Series A Preferred Stock, 833,333 shares have been designated Series B Preferred Stock, 558,374 shares have been designated Series C Preferred Stock,

819,673 shares have been designated Series D Preferred Stock, 2,550,980 shares have been designated Series E Preferred Stock, 1,000,000 shares have been designated Series F Preferred Stock, 2,100,000 shares have been designated Series G-1 Preferred Stock and 600,000 shares have been designated Series G-2 Preferred Stock. The respective rights, restrictions, privileges and preferences of the Company Preferred Stock are as stated in the form of the Restated Articles.
               (ii) Common Stock. 20,000,000 shares of Common Stock and 130,000 shares of Non-Voting Common Stock.
          (b) The number of shares of each series of Company Preferred Stock and of Company Common Stock issued and outstanding is set forth on Section 4.2(b) of the Company Disclosure Schedule.
          (c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement and the Related Agreements, there are not outstanding any options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from the Company of any of its Securities. The Company is not a party or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any other persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. The Company Stockholders collectively currently own, beneficially and of record, a sufficient number of shares of each class of the Securities outstanding on the date hereof required to approve the transactions contemplated by this Agreement and the Related Agreements, including the Merger.
          (d) All of the issued and outstanding shares of the Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
          (e) Each series of Company Preferred Stock is presently convertible into Company Common Stock on a one-for-one basis and the consummation of the transactions contemplated hereunder (including the issuance of the Purchased Shares and the Conversion Shares) will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Company Preferred Stock. The Purchased Shares and the Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Articles, the Purchased Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances.
          (f) Section 4.2(f) of the Company Disclosure Schedule sets forth the name and address of each Securityholder and the Securities owned beneficially and of record by each Securityholder, and, in the case of options, warrants, instruments and other rights to acquire capital stock of the Company, (i) the per-share exercise price payable therefor, (ii) the number of shares of the Company’s capital stock each option, warrant, instrument or other right is then vested or exercisable for, (iii) whether the holder of such option, warrant, instrument or other right is an employee of the Company, (iv) whether the vesting of such option, warrant, instrument or other right shall be accelerated by a change of control of the Company, including as a result of the Merger, and (v) whether or not any such options, warrants, instruments or other rights are intended to be “incentive stock options” as such term is defined in the Code.
     4.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture or similar arrangement.

     4.4 Authorization; Binding Obligations; Governmental Consents.
          (a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party, the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance (or reservation for issuance) and delivery of the Purchased Shares and the Conversion Shares pursuant thereto in accordance with the terms thereof, have been taken prior to the Agreement Date, except for the Initial Stockholder Approval (as defined in the Merger Agreement). This Agreement is, and the Related Agreements to which it is a party (other than the Merger Agreement) will be, the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Merger Agreement, upon receipt of the Initial Stockholder Approval, will be the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuances of the Purchased Shares and the Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
          (b) No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any other person on the part of the Company is required in connection with the execution and delivery of this Agreement or the Related Agreements to which it is party and the consummation of the transactions contemplated hereby or thereby, except (i) the filing of merger documents with the California Secretary of State; and (ii) such filings as may be required under the HSR Act or any applicable state or foreign anti-takeover and similar laws.
     4.5 Financial Statements.
          (a) The Company has made available to Buyer, and included in the Company Disclosure Schedule are, the Financial Statements. The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent with prior periods, except that the unaudited financial statements do not contain footnotes. The Financial Statements fairly present the financial condition of the Company on a consolidated basis as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which are neither individually nor in the aggregate material in amount. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP applied on a basis consistent with prior periods.
          (b) Except for Indebtedness reflected in the Financial Statements or Indebtedness (other than Indebtedness for borrowed money) incurred in the ordinary course of business and not individually or in the aggregate in excess of $250,000, the Company Disclosure Schedule, the Company has no Indebtedness outstanding. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor, to the Company’s knowledge, is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any Securities by the Company or the operation of the business of the Company. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been furnished to Buyer or counsel to Buyer.

     4.6 Liabilities. The Company and its Subsidiaries have no material liabilities and the Company knows of no material contingent liabilities required to be disclosed in the Financial Statements that are not so disclosed, except current liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of the Financial Statements.
     4.7 Offering Valid. Subject in part to the truth and accuracy of Buyer’s representations in this Agreement, the offer, sale and issuance of the Purchased Shares and the Conversion Shares, as contemplated by this Agreement, will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.
     4.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company and its Subsidiaries or any of its officers or directors. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company and its Subsidiaries are not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or that the Company or any of its Subsidiaries intends to initiate.
     4.9 Intellectual Property.
          (a) Section 4.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Intellectual Property owned, licensed or used by the Company or any of its Subsidiaries, all applications therefor, and all licenses, assignments and other agreements relating thereto to which the Company is a party, and (ii) all written agreements relating to technology, know-how and processes which the Company or any of its Subsidiaries has licensed or authorized for use by others.
          (b) The operation of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated by the Company and its Subsidiaries to be conducted does not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no action or claim is pending or, to the knowledge of the Company, threatened alleging that the operation of such business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party.
          (c) The Company has the full right, title and interest in and to, or has a valid license or other legal right under, the Company Owned Intellectual Property and the Company Licensed Intellectual Property used in or necessary to the operation of its business as presently conducted or as currently contemplated by the Company to be conducted, subject to the terms of the license agreements governing the Company Licensed Intellectual Property.
          (d) Except as set forth in Section 4.9(d) of the Company Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the Company Owned Intellectual Property, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person (other than generally available off the shelf software and other standard products).
          (e) The Company has no present knowledge from which it should reasonably conclude that the Company Owned Intellectual Property and any Intellectual Property licensed to the Company under the Company Licensed Intellectual Property, are invalid or unenforceable, and the same have not been adjudged invalid or unenforceable in whole or in part. The Company Owned Intellectual

Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated by the Company to be conducted. The Company has complied with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others and knows of no violation of such obligations of confidentiality as are owed to it.
          (f) No claims or actions have been asserted, are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) based upon or challenging or seeking to deny or restrict the ownership by or license rights of the Company or any of its Subsidiaries of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any of its Subsidiaries infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Company Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement, and, to the knowledge of the Company, there is no basis for such a claim.
          (g) To the knowledge of the Company and without conducting any specific investigation, no person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property or Company Licensed Intellectual Property. Except as set forth in Section 4.9(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any license or other right to any third party with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property. The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company will not breach, violate or conflict with any instrument or agreement concerning the Company Owned Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Owned Intellectual Property or materially impair the right of Surviving Corporation (as defined in the Merger Agreement) to license or dispose of, or to bring any action for the infringement of, any material Company Owned Intellectual Property.
          (h) The Company has delivered or made available to Buyer or counsel to Buyer correct and complete copies of all the licenses of the Company Licensed Intellectual Property, other than licenses of commercial off-the-shelf computer software or other generally available standard products. With respect to each such license:
               (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;
               (ii) such license will not cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or default under such license or otherwise so as to give the licensor or any other person a right to terminate such license;
               (iii) neither the Company nor any of its Subsidiaries has (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a material breach of such license; and
               (iv) neither the Company nor, to the knowledge of the Company, any other party to such license (including any Subsidiaries of the Company) is in material breach or default thereof, and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license.
          (i) Except as set forth in Section 4.9(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is aware that any of its respective employees, officers, directors, agents or consultants (i) has breached or violated confidentiality restrictions in favor of any third person the breach or violation of which could subject the Company or any of its Subsidiaries to any material liability, or (ii) is obligated, to the Company’s knowledge, under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or any of its Subsidiaries, as applicable, or that would conflict with the Company’s or any of its Subsidiaries’ business as presently conducted. Each employee and officer of and consultant to the Company and any of Subsidiaries of the Company has executed a proprietary information and inventions agreement, a confidentiality agreement, or a mutual confidentiality agreement in the form of Exhibits D-1, D-2, or D-3 attached to the Merger Agreement. No current or former employee or officer of or consultant to the Company or any of its Subsidiaries has excluded works or inventions made prior to his or her employment or relationship with the Company or any of its Subsidiaries from his or her assignment of inventions pursuant to such employee’s, officer’s or consultant’s proprietary information and inventions agreement.
          (j) Each of the Company and each of its Subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Company Owned Intellectual Property. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Company Owned Intellectual Property by any person; (ii) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Owned Intellectual Property.
          (k) Neither the execution nor delivery of this Agreement or any of the Related Agreements, nor the carrying on of the Company’s or any of its Subsidiaries’ business by the employees of and consultants to the Company or any of its Subsidiaries, as the case may be, nor the conduct of the Company’s or any of its Subsidiaries’ business as presently conducted or as currently proposed by the Company to be conducted, will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Except to the extent already assigned to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries believes that it is or will be necessary to utilize any inventions or proprietary information of any of its respective employees (or people it currently intends to hire) made prior to their employment by the Company or any of its Subsidiaries, as the case may be.
     4.10 Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries are in violation or default of any provision of its Articles of Incorporation or bylaws, or of any material mortgage, indenture, contract, agreement, instrument, judgment, order, writ or decree to which it is a party or by which it is bound or, to the Company’s knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party, and the issuance of the Purchased Shares and the Conversion Shares, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, instrument, judgment, order, writ or decree, or result in the creation of any material mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the business, operations or any of the assets or properties of the Company or any of its Subsidiaries.
     4.11 Agreements; Actions.
          (a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Affiliates, or any Affiliate thereof, or between any Subsidiary of the Company and any of its officers, directors or Affiliates.
          (b) Section 4.11(b) of the Company Disclosure Schedule sets forth all agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of $100,000, (ii) the license, assignment or transfer of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries (other than licenses to the Company arising from the purchase of generally available “off the shelf” or other standard products), (iii) the manufacture, marketing, sale or distribution of any products of the Company or any of its Subsidiaries in any jurisdiction, or any restrictions on the Company’s or any of its Subsidiaries’ exclusive rights to develop, manufacture, assemble, distribute, market and sell its products, (iv) indemnification by the Company or any of its Subsidiaries with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business), or (v) any supply agreements.
          (c) The Company has delivered or has caused to be delivered to Buyer or counsel to Buyer correct and complete copies of each contract, agreement or other arrangement listed in Section 4.11 of the Company Disclosure Schedule, as such contracts, agreements and arrangements are amended to date. Each such contract, agreement or other arrangement is a valid, binding and enforceable obligation of the Company or any of its Subsidiaries, as applicable, and, to the knowledge of the Company, of the other party or parties thereto, and is in full force and effect. Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, the other party or parties thereto, is in breach or non-compliance, or, to the knowledge of the Company, is considered to be in breach or non-compliance by the other party thereto, of any term of any such contract, agreement or other arrangement. Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice of any default or threat thereof with respect to any such contract, agreement or other arrangement. Subject to obtaining any necessary consents by the other party or parties to any such contract, agreement or other arrangement (as further set forth in Section 4.11(c) of the Company Disclosure Schedule), no contract, agreement or other arrangement listed in Section 4.11 of the Company Disclosure Schedule includes or incorporates any provision the effect of which would be to enlarge or accelerate any obligations of the Company or any of its Subsidiaries or give additional rights to any other party thereto or will in any other way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or the Related Agreements.
          (d) Neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any Indebtedness for money borrowed or any other liabilities individually in excess of $100,000 or, in the case of Indebtedness or liabilities individually less than $100,000, in excess of $250,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or loans not in excess of $100,000 in the aggregate made and repaid in full prior to January 1, 2003, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business other than such sales that in the aggregate have a value of less than $100,000.
          (e) For the purposes of Section 4.11(b), all liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person (including persons the Company or any of its Subsidiaries has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
     4.12 Related-Party Transactions. No employee, officer, or director of or consultant to the Company or any of its Subsidiaries, as the case may be, or member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary or fees (in the case of consultants) for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company Board or the board of directors of any of the Company’s Subsidiaries, as the case may be). To the knowledge of the Company, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that employees, officers or directors of the Company or any of its Subsidiaries and members of their immediate families may own stock in publicly-traded companies that may compete with the Company or any of its Subsidiaries. To the knowledge of the Company, no member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company. To the knowledge of the Company, no member of the immediate family of any officer or director of any Subsidiary of the Company is directly or indirectly interested in any material contract with such Subsidiary. Except as may be disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any Indebtedness of any other person.
     4.13 Changes. Except as reflected in the Financial Statements provided to Buyer, since the end of the latest completed fiscal year of the Company, there has not been:
          (a) Any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries from that reflected in the Financial Statements, other than changes in the ordinary course of business consistent with past practice, none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;
          (b) Any resignation or termination of any key officers or employees of the Company or any of its Subsidiaries;
          (c) Any material change, except in the ordinary course of business consistent with past practice, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;
          (d) Any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect;
          (e) Any waiver by the Company or any of its Subsidiaries of a material right or of a material debt owed to it;
          (f) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, or a Subsidiary of the Company to any stockholder, employee, officer or director of such Subsidiary, other than advances made in the ordinary course of business consistent with past practice;

          (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices;
          (h) Any declaration or payment of any dividend or other distribution of the assets of the Company or any of its Subsidiaries;
          (i) Any labor organization activity;
          (j) Any Indebtedness, obligation or liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business consistent with past practice;
          (k) Any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or any of its Subsidiaries, except for (i) licenses to use such Intellectual Property granted in connection with the commercial use of the Company’s products by end-users (but which do not grant rights to manufacture, sell or distribute products using such Intellectual Property to such persons), (ii) rights to manufacture products using such Intellectual Property granted to contract manufacturing partners pursuant to agreements that are terminable upon no more than ninety (90) days’ notice without penalty and do not grant the other party the right to market, distribute or sell products including such Intellectual Property and (iii) non-commercial site licenses granted to clinical investigators who are evaluating the Company products in clinical trials, which licenses terminate at the conclusion of such trials;
          (l) Any change in any material agreement to which the Company or any of its Subsidiaries is a party or by which it is bound which has had or should reasonably be expected to have a Material Adverse Effect; or
          (m) Any other event or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Material Adverse Effect.
     4.14 Compliance with Laws; Permits. Neither the Company nor any of its Subsidiaries is in violation of any applicable statute, rule, regulation, order, judgment, decree, writ or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had or could reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority (the “Permits”) necessary for the conduct of its business as now being conducted by it. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened.
     4.15 Environmental, Zoning and Safety Laws. Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) neither the activities carried on by the Company or any of its Subsidiaries at the facilities, offices or properties leased by the Company or any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company, such facilities, offices or properties, are in material violation of any Environmental Laws, or any other zoning, health or safety law or regulation; (b) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any operator of its past or present properties, is or has been in violation, or alleged violation, of, or has any liability or threatened liability under, any Environmental Laws; (c) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance (as defined in the Merger Agreement); (d) neither the Company nor any of its Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (e) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (f) the Company and each of its Subsidiaries has all Environmental Permits necessary for the conduct of its business as now being conducted by it; (g) the Company and each of its Subsidiaries has always been and is in compliance with its Environmental Permits; and (h) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.
     4.16 Manufacturing and Marketing Rights. Neither the Company nor any of its Subsidiaries has granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company’s, or any of its Subsidiaries’, exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
     4.17 Disclosure. The Company has provided Buyer or counsel to Buyer with all the information that Buyer has requested for deciding whether to purchase the Purchased Shares and to execute this Agreement and the Related Agreements. Neither this Agreement (including all the exhibits and schedules hereto), the Related Agreements, nor any other statements or certificates made or delivered in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact relating to the Company necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement, to the knowledge of the Company, there is no material fact relating to the Company that the Company or any of its Subsidiaries, as the case may be, has not disclosed to Buyer or counsel to Buyer and of which any of its officers, directors or executive employees is aware that could reasonably be expected to result in a Material Adverse Effect on the Company.
     4.18 Registration or First Offer Rights. Except as set forth in Section 4.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer to any person.
     4.19 Insurance. The Company and each of its Subsidiaries has in full force and effect fire and casualty insurance policies, with coverages, and in the good faith belief of the Company, sufficient in amount (subject to reasonable deductibles) to allow the Company or such Subsidiary to replace in full any of its properties that might be damaged or destroyed. The Company and each of its Subsidiaries has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated. Neither the Company nor any of the Company’s Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any of the Company’s Subsidiaries has been denied insurance coverage.
     4.20 Employee Benefit Plans.
          (a) Identification of Plans. Except as disclosed in Section 4.20(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently maintains or contributes to, or has any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, employment, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, arrangement or agreement, whether formal or informal, written or oral, for the benefit of any current or former director, officer or employee of or consultant to the Company or any of its Subsidiaries, as applicable. Each of the arrangements set forth in Section 4.20(a) of the Company Disclosure Schedule is herein referred to as an “Employee Benefit Plan”, except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 4.20(d)(ii) and (vi) and 4.20(g) below.
          (b) Delivery of Documents. The Company has heretofore delivered to Buyer or counsel to Buyer true, correct and complete copies of each Employee Benefit Plan and, with respect to each such Employee Benefit Plan, true, correct and complete copies of (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, and (iii) the most recently received IRS determination letters, if any, and any governmental advisory opinions, rulings, compliance statements, closing agreements or similar materials specific to such Employee Benefit Plan.
          (c) Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Employee Benefit Plan and in material compliance with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all applicable statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including ERISA and the Code, and applicable to such Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code and each trust or other entity intended to qualify as a “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code and associated with any Employee Benefit Plan is expressly identified as such in Section 4.20(c) of the Company Disclosure Schedule and has been determined to be so qualified by the IRS, may rely on an opinion letter issued by the IRS with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan and, to the knowledge of the Company, nothing has occurred as to each which has resulted or is likely to result in the revocation or denial of such determination or which, to the knowledge of the Company, would not reasonably be expected to be resolved without such revocation or denial under the compliance resolution programs of the IRS to preserve such qualification.
          (d) Absence of Certain Events and Arrangements. Except as set forth in Section 4.20(d) of the Company Disclosure Schedule:
               (i) there is no pending or, to the knowledge of the Company, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or, to the knowledge of the Company, any fiduciary or service provider thereof;
               (ii) no liability (contingent or otherwise) to the PBGC or any multi-employer plan has been incurred by the Company or any of its Affiliates or Subsidiaries (other than insurance premiums satisfied in due course);
               (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an Affiliate or Subsidiary of the Company, which is subject to Title IV of ERISA;
               (iv) no Employee Benefit Plan nor any party in interest with respect thereof has, to the knowledge of the Company, engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries directly or indirectly to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;
               (v) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state laws and Title I, Part 6 of ERISA;
               (vi) neither the Company nor any of its Subsidiaries has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan, except for amendments required by law; and
               (vii) neither the Company nor any of its Subsidiaries has undertaken to maintain any Employee Benefit Plan for any stated period of time and each such Employee Benefit

Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.
          (e) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company or any of its Subsidiaries, as the case may be, under the terms of each such Employee Benefit Plan or applicable law, as applied through the Closing Date, the consummation of the Merger or a short-form merger, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Employee Benefit Plan subject to Article IV of ERISA, equals or exceeds the current value of all benefits liabilities under that Employee Benefit Plan.
          (f) Effect of Transactions. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements, including upon delivery of the Merger Election Notice, the Merger, will not, by themselves or in combination in any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan (including any employment agreement) to any current or former director, officer or employee of or consultant to the Company or any of its Subsidiaries or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer or employee of or consultant to the Company.
          (g) Multi-employer Plans. No Employee Benefit Plan is a multi-employer plan.
          (h) Definitions. For purposes of this Section, “multi-employer plan”, “party in interest”, “current value”, “reportable event” and “benefit liability” have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “affiliate” means any entity which under Section 414 of the Code is treated as a single employer with the Company, determined, however, without regard to this Agreement or the Merger Agreement.
     4.21 FDA and Regulatory Matters.
          (a) With respect to the Contingent Payment Products (as defined in the Merger Agreement) and, to the extent applicable, any other products currently under development by the Company (collectively, the “Products”), (i) (A) the Company and each of its Subsidiaries has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its Products in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each Product (collectively, the “Company Licenses”); (B) the Company and each of its Subsidiaries, as the case may be, is in compliance in all material respects with all terms and conditions of each Company License and with all applicable laws pertaining to the Activities to Date with respect to each Product which is not required to be the subject of a Company License; (C) the Company and each of its Subsidiaries, as the case may be, is in compliance with all applicable laws regarding registration, license and/or certification for each site at which a Product is manufactured or labeled, or from which a Product is sold or distributed by the Company or its Subsidiaries; and (D) to the extent that any Product has been exported from the United States, the Company or, as applicable, a Subsidiary of the Company exporting such Product, has exported such Product in compliance in all material respects with applicable law; (ii) all manufacturing operations performed by or on behalf of the Company or its Subsidiaries have been and are being conducted in all material respects in compliance with the Quality Systems Regulations of the FDA and, to the extent applicable to the Company or any of its Subsidiaries, in all material respects with counterpart regulations in the European Union and all other countries where compliance is required; (iii) all non-clinical laboratory studies of Products under development, sponsored by the Company or any of its Subsidiaries and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to the Company or any of its Subsidiaries, counterpart regulations in the European Union and all other countries; and (iv) the Company and each of its Subsidiaries is in compliance with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under applicable law.
          (b) The Company and each of its Subsidiaries is in compliance with all FDA and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products. Section 4.21(b) of the Company Disclosure Schedule sets forth a list of all adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803). Set forth on Section 4.21(b) of the Company Disclosure Schedule are complaint review and analysis reports of the Company and each of its Subsidiaries through the date hereof, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.
          (c) Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products, or (ii) otherwise alleging any material violation of any laws by the Company or any of its Subsidiaries.
          (d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Authority with respect to any of the Products, including any facilities where any such Products are produced, processed, packaged or stored and neither the Company nor any of its Subsidiaries has within the last three (3) years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Product or provided post-sale warnings regarding any Product.
          (e) The Company and each of its Subsidiaries have conducted all of their clinical trials with reasonable care and in accordance with all applicable laws and the stated protocols for such clinical trials.
          (f) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company or any of its Subsidiaries with regard to the Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.
     4.22 Brokers; Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of the Company or its stockholders in connection with the negotiation of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
     4.23 Taxes.
          (a) Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes that have become due and payable by the Company have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the unaudited consolidated financial statements forming part of the Financial Statements included in the Company Disclosure Schedule in an amount that exceeds the corresponding reserve therefor separately identified in Section 4.23(a) of the Company Disclosure

Schedule, if any, as reflected in such Financial Statements, and any Taxes of the Company arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the Company’s business. The Company has delivered to Buyer or counsel to Buyer true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to it with respect to Taxable periods ended on or after December 31, 2000 (the “Delivered Tax Returns”), and has delivered or made available to Buyer or counsel to Buyer all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.
          (b) Deficiencies. No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxation Authority against the Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.
          (c) Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company.
          (d) Extensions to Statute of Limitations for Assessment of Taxes. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxation Authority.
          (e) Extensions of the Time for Filing Tax Returns. The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.
          (f) Pending Proceedings. There is no action, suit, Taxation Authority proceeding, or audit with respect to any Tax now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company.
          (g) No Failures to File Tax Returns. No claim has ever been made by a Taxation Authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.
          (h) Tax Attributes, Etc. Set forth in Section 4.23(h) of the Company Disclosure Schedule are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of the Company. Except as set forth in Section 4.23(h) of the Company Disclosure Schedule or the Updated Company Disclosure Schedule none of those carryforwards are presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax law.
          (i) Elections. All elections with respect to Taxes affecting the Company that were not made in the Delivered Tax Returns are described in Section 4.23(i) of the Company Disclosure Schedule.
          (j) Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc. The Company has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return. The Company is neither a party to nor bound by any Tax sharing or allocation agreement. The Company is not presently liable, nor does the Company have any potential liability, for the Taxes of another person (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.
          (k) Adjustments under Section 481. The Company will not be required, as a result of a change in method of accounting for any period ending on or before or including the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period ending on or after the Effective Time. The Company will not be required to include any item of income in Taxable income for any

Taxable period (or portion thereof) ending after the Effective Time as a result of any prepaid amount received on or prior to the Effective Time.
          (l) Withholding Taxes. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.
          (m) Permanent Establishments and Branches Outside the United States. The Company does not have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.
          (n) U.S. Real Property Holding Corporation. The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).
          (o) Safe Harbor Lease Property. None of the property owned or used by the Company is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.
          (p) Tax-Exempt Use Property. None of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (q) Security for Tax-Exempt Obligations. None of the assets of the Company directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.
          (r) Section 341(f) Consent. The Company has not filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code, prior to such repeal) owned by the Company.
          (s) Parachute Payments, Etc. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G.
          (t) Rulings. There are no outstanding rulings of, or requests for rulings by, any Taxation Authority addressed to the Company that are, or if issued would be, binding on the Company.
          (u) Divisive Transactions. The Company has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.
          (v) Section 83(b) Elections. To the Company’s knowledge, all persons who have purchased shares of the Company’s stock that at the time of such purchase were subject to a substantial risk of forfeiture under Section 83 of the Code have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax laws.
     For purposes of this Section 4.23, references to the Company shall be deemed to include the Company and all of its Subsidiaries.
     4.24 Minute Book. The minute book of the Company made available to Buyer or counsel to Buyer contains minutes of all meetings of directors and stockholders since the time of incorporation and reflects all transactions referred to in such minutes accurately in all material respects.

     4.25 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any of its Subsidiaries. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.
     4.26 Obligations of Management. Each officer of the Company and its Subsidiaries is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company. The Company is not aware of any officer or key employee of the Company planning to work less than full time at the Company in the future.
     4.27 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to all of its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from Taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.
     4.28 Information Supplied. None of the information supplied or to be supplied by the Company in writing to Buyer or counsel to Buyer with the intention that such information be included or incorporated by reference in any registration statement, permit application or proxy statement in connection with the issuance of Buyer Common Stock pursuant to Section 1.8 of the Merger Agreement at the time such registration statement or permit application is filed or at the time such proxy statement is mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Buyer or which is contained in or omitted from any of the foregoing documents.
5. REPRESENTATIONS AND WARRANTIES OF BUYER. As of the Agreement Date, the Closing Date and each Loan Date, Buyer represents and warrants to the Company as follows:
     5.1 Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Related Agreements, to carry out the provisions of this Agreement and those of the Related Agreements, and to perform its obligations under, and carry out the provisions of, this Agreement and such Related Agreements, and to carry on its business as presently conducted and as presently proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on Buyer.
     5.2 Authorization; Binding Obligations; Governmental Consents.
          (a) All corporate actions on the part of Buyer and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Related Agreements and the performance of all obligations of Buyer hereunder and thereunder have been taken prior to the Agreement Date; provided, that as of the Agreement Date, the board of directors of Buyer has not authorized the delivery of a Merger Election Notice or the performance of any of its obligations that arise after delivery of the Merger Election Notice. This Agreement and the Related Agreements are the valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.
          (b) No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Buyer is required in connection with the consummation by Buyer of the Transactions, except for (i) the filing of merger documents with the California Secretary of State; (ii) such filings as may be required under the HSR Act or any applicable state or foreign anti-takeover and similar laws in connection with the Merger; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Buyer and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.
     5.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the Related Agreements to which it is party, and the performance by Buyer of each such agreement in accordance with their respective terms will not (a) violate the Certificate of Incorporation or bylaws of Buyer, (b) breach or result in a violation of any law, rule or regulation applicable to Buyer or the transactions contemplated by this Agreement and the Related Agreements, (c) constitute a material breach of the terms, conditions, provisions of, or constitute a default under, any judgment, order, or decree of any court or arbitrator to which Buyer is a party or any material mortgage, indenture, agreement, contract or instrument to which Buyer is a party or by which it is bound, or (d) result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization or approval applicable to the business, operations or any of the assets or properties of Buyer.
     5.4 Brokers’ and Finders’ Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the consummation of the Transactions.
     5.5 Purchase Entirely For Own Account. The Purchased Shares, the Notes and the Conversion Shares will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.
     5.6 Accredited Investor. Buyer is an Accredited Investor as defined in Regulation D under the Securities Act. Buyer acknowledges that an investment in the Purchased Shares and the Notes involves a high degree of risk, and that Buyer is experienced in evaluating and investing in securities of companies in a similar stage of development as the Company. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of the investment in the Purchased Shares and the Notes, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares and the Notes and can afford a complete loss of such investment.
     5.7 Receipt of Information. Subject to the accuracy and completeness of the representations and warranties of the Company in Section 4 of this Agreement, Buyer believes it has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement. Buyer further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or in Article 3 of the Merger Agreement or the right of Buyer to rely thereon. Buyer confirms that at no time was Buyer presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising in connection and concurrently with the communicated offer to enter into this Agreement.
     5.8 Restricted Securities. Buyer understands that the Purchased Shares have not been, the Notes will not be, and any Conversion Shares acquired on conversion thereof at the time of issuance will not be, registered under the Securities Act. Without limiting the representations and warranties of the Company made herein, Buyer further understands and agrees that such securities are a risky investment and may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration under the Securities Act, such securities must be held indefinitely. In particular, Buyer is aware that the Purchased Shares, the Notes and the Conversion Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available. The Buyer understands that the Purchased Shares, Notes and Conversion Shares will contain appropriate state and federal legends.
6. CERTAIN COVENANTS.
     6.1 Conduct of Business of the Company. The Company covenants and agrees that, during the period beginning on the Agreement Date and ending on the termination or expiration of the Option Period, unless Buyer shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of the current officers and employees of and consultants to the Company, and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. Without limiting the foregoing, the Company shall not do, or propose to do, any of the following prior to the expiration or termination of the Option Period without providing notice of such to a designated representative of Buyer (the “Buyer Representative”) and obtaining the prior written consent of Buyer. The Buyer Representative shall use commercially reasonable efforts to respond to such request for written consent within fifteen (15) business days of Buyer’s receipt of the Company’s notice. The Buyer Representative shall initially be Doug Godshall, who shall serve until Buyer designates another individual upon written notice to the Company in accordance with Section 10.1 hereof. Each of the clauses below shall constitute an independent obligation of the Company, not qualified by any other such clause, and shall be deemed to be cumulative:
          (a) Charter Documents. Cause or permit any amendments to its Restated Articles or bylaws to the extent it could reasonably be expected to cause a Buyer Impairment, provided, that, for purposes of this Agreement, the amendment of the Restated Articles to provide that any series or class of capital stock of the Company does not automatically convert into shares of Company Common Stock immediately prior to the closing of the Merger shall be deemed to be a Buyer Impairment;
          (b) Dividends; Repurchases; Changes in Capital Stock. Except as otherwise specifically contemplated in this Agreement, (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than pursuant to repurchase rights of the Company that permit the Company to repurchase securities from the holders thereof at the original purchase price therefor in connection with the termination of services of such holder as an employee of or consultant to the Company);
          (c) Stock Option Plans, Warrants, Etc. Accelerate, except with respect to grants already outstanding pursuant to the existing terms thereof, amend or change the period of exercisability or vesting of options or other rights granted under the Company Option Plan, establish any new or additional stock option plan, amend the Company Option Plan, or grant any options, warrants or other rights to acquire shares of Company Common Stock or Company Preferred Stock, other than options granted under the Company Option Plan;
          (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive (other than in the ordinary course of business) any of the terms of any agreements, understandings, instruments or contracts which are material to the business of the Company as currently conducted and as proposed to be conducted other than (i) contracts that are entered into in the ordinary course of business or (ii) contracts which are terminable by the Company upon notice of ninety (90) days or less without penalty or surviving obligations. For purposes of this Section 6.1(d), the parties hereto acknowledge that any such actions with respect to any contract or commitment, or series of related contracts or commitments, having a value in excess of $250,000 shall not be deemed to be in the ordinary course of business. Without limiting the foregoing, in no event shall the Company extend, terminate or otherwise amend or modify any of the terms of the Rutgers Agreements (as defined in the Merger Agreement) during the Option Period without the consent of Buyer. Any material contact or commitment entered into, or extended, by the Company during the Option Period shall explicitly provide that the consummation of the transactions contemplated by this Agreement shall not result in a breach or violation of such contract or otherwise require the payment of any fees or expenses in connection therewith, or give the other party the right to accelerate any obligations of the Company thereunder or to cause the termination of such contract.
          (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities, other than (A) the Purchased Shares, (B) the Conversion Shares, (C) shares of Company Common Stock issuable upon exercise of Reva Options that are either outstanding as of the Agreement Date or that are subsequently issued under the Company Option Plan, (D) shares of Company Common Stock issuable upon exercise of Company Warrants (as defined in the Merger Agreement) that are outstanding as of the Agreement Date, (E) Reva Options, or (F) other shares, convertible instruments or securities that will automatically, by their express terms, terminate or convert into shares of Company Common Stock immediately prior to the consummation of the Merger and the issuance of which will not otherwise have a Buyer Impairment.
          (f) Intellectual Property.
               (i) Sell, license, assign or transfer any Intellectual Property of the Company to any other person other than Buyer, or encumber any Intellectual Property of the

Company, other than (A) licenses to use such Intellectual Property granted in connection with the commercial use of the Company’s products by end-users (but which do not grant rights to manufacture, sell or distribute products using such Intellectual Property to such persons), (B) rights to manufacture products using such Intellectual Property granted to contract manufacturing partners pursuant to agreements that are terminable upon no more than ninety (90) days’ notice without penalty and do not grant the other party the right to market, distribute or sell products including such Intellectual Property and (C) non-commercial site licenses granted to clinical investigators who are evaluating the Company products in clinical trials, which licenses terminate at the conclusion of such trials; or
               (ii) License, or otherwise acquire, any Intellectual Property not owned by the Company or Buyer from any third party on terms requiring any royalty payments following, or imposing other obligations on the Company that may survive, the Option Period;
          (g) Marketing or Other Rights. Except with the consent of Buyer, such consent not to be unreasonably withheld, enter into or amend, in any material respect, any agreement pursuant to which any other party is granted manufacturing, marketing or other development or distribution rights of any type or scope with respect to any of the Company’s products or technology other than agreements that (i) are terminable no longer than ninety (90) days from delivery of a Merger Election Notice without requiring any payment by the Company in excess of $250,000 in the aggregate for all such agreements and (ii) would not require any payment upon delivery of a Merger Election Notice or the consummation of the Merger in excess of $250,000 in the aggregate for all such agreements, or enter into any agreement that would limit the ability of any of the Surviving Corporation, Buyer or any Affiliate of Buyer to operate in a specific area of business or specific geographic area after the closing of the Merger;
          (h) Dispositions; Upstream Obligations. Except for the sale of the Company’s inventory in the ordinary course of business, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, taken as a whole, or otherwise incur obligations that would become obligations of Buyer upon Buyer’s delivery of the Merger Election Notice (which, for purposes of clarity, shall not be deemed to include obligations that would become obligations of Surviving Corporation);
          (i) Indebtedness. Incur any Indebtedness (other than to Buyer) for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
          (j) Repayment of Indebtedness. Repay in cash or repurchase for cash any Indebtedness to any Affiliate of the Company, or any Securities representing Indebtedness convertible into Company Common Stock or Company Preferred Stock other than repayment of Indebtedness owing to Buyer in accordance with the terms thereof;
          (k) Leases. Enter into any operating lease with an annual commitment in excess of $100,000 or with a duration of more than four (4) years;
          (l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;
          (m) Termination or Waiver. Terminate or waive any right that has material value to the Company, other than in the ordinary course of business;
          (n) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit plan or arrangement, pay any special bonuses or special remuneration to any employee or director (other than pre-existing obligations) which in the aggregate exceed 20% of the Company’s then-current annual aggregate salary obligation, or, except in the ordinary course of business consistent with past practices, increase the salaries, bonuses or wage rates of its employees;

          (o) Severance Arrangements. Except as specifically described in Section 4.20 of the Company Disclosure Schedule attached to this Agreement, adopt or approve any severance, bonus or benefit acceleration arrangements (whether individually or more broadly) that could be triggered after the consummation of the Merger;
          (p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided, that it consults with Buyer prior to the filing of such a suit, or (iii) with respect to this Agreement or the Related Agreements;
          (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof which are material, individually or in the aggregate, to the Company’s business, taken as a whole;
          (r) Taxes. Make or change any election in respect of Taxes, adopt or request permission of any Taxation Authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take (or permit any Subsidiary to take) any such actions with respect to any Subsidiary;
          (s) Notices. Fail to give any notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, or any applicable government authority under the Worker Adjustment and Retraining Act (the WARN Act), the National Labor Relations Act, the Code, the Consolidated Omnibus Reconciliation Act (COBRA), or other applicable law in connection with the transactions provided for in this Agreement or the Related Agreements;
          (t) Other Transactions. Merge or consolidate with any entity other than Buyer, Merger Sub or an Affiliate of Buyer, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;
          (u) Confidentiality Agreements. Hire or retain, or continue to retain or employ, any employee or consultant having access to confidential or proprietary information of the Company unless such employee or consultant enters into, or has entered into, a proprietary information and inventions agreement, a confidentiality agreement, or a mutual confidentiality agreement with the Company in the form of Exhibits D-1, D-2, or D-3 attached to the Merger Agreement, or amend or otherwise modify, or grant a waiver under, any such confidentiality or proprietary information agreement with any such person;
          (v) Related Party Transactions. Enter into any transaction with any director, officer, employee, significant stockholder or family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns 10% or more of the equity interests or has 10% or more of the voting power, or Subsidiary or Affiliate of the Company, except as approved by a majority of the disinterested directors of the Company Board on terms and conditions which are fair and reasonable to the Company and no less favorable to the Company as could be obtained from a third party on an arms-length basis;
          (w) Principal Business. Engage in any business other than the Principal Business;
          (x) Other Activities. Knowingly engage in any other activity which could reasonably be expected to materially impair the ability of Buyer, the Merger Sub or the Company to consummate the Merger; or
          (y) Subsidiaries. Permit any Subsidiary of the Company to take any action from which the Company would be prohibited pursuant to this Section.

     6.2 Clinical Trials. From time to time and at the reasonable request of Buyer, the Company shall provide Buyer with updates concerning the progress of and developments in and results of the Company’s clinical trials. In addition, the Company shall (a) invite Buyer to participate in all meetings with clinical investigators, (b) make available to Buyer copies of all written communication provided to and from such investigators, and (c) make available to Buyer copies of any interim data and data analysis generated with respect to its clinical trials. At least thirty (30) days prior to finalizing such protocols or delivering drafts or copies thereof to institutional review boards or regulatory authorities, selecting such clinical investigators and engaging in such clinical trials, the Company shall furnish to Buyer for its review and comment and shall consult with Buyer regarding, (i) clinical trial protocols, (ii) lists of clinical investigators, (iii) copies of all forms of clinical investigator contracts, and (iv) patient data forms for any of its proposed clinical trials. All information obtained by Buyer pursuant to this Section 6.2 shall be kept confidential in accordance with Section 6.15 to the extent it constitutes “Confidential Information” thereunder.
     6.3 Notice of Developments. Buyer, on the one hand, and the Company, on the other hand, shall use reasonable efforts to give prompt written notice to the other party of any material development causing a breach of any of its own representations and warranties in this Agreement or the Merger Agreement.
     6.4 Payment of Taxes, Etc. The Company shall, and shall cause each of its Subsidiaries to, timely file all of its Tax Returns as they become due (taking all timely filed proper extension requests into account), all such Tax Returns to be true, correct and complete, and the Company shall, and shall cause each of its Subsidiaries to, timely pay and discharge as they become due and payable all Taxes (other than Taxes contested in good faith by the Company or its Subsidiaries in appropriate proceedings), assessments and other governmental charges or levies imposed upon it or its income or any of its property as well as all claims of any kind (including claims for labor, materials and supplies) that, if unpaid, may by law become a lien or charge upon its properties.
     6.5 Board Observation Rights. At all times until the expiration of the Option Period, the Company shall permit two (2) representatives of Buyer to attend all meetings of the Company Board in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents and other materials that the Company provides to its directors, provided, however, that the Company shall be entitled to exclude such representatives from access to any materials or meeting or portion thereof to the extent that the Company reasonably believes (a) that such exclusion is necessary to maintain the attorney-client privilege with respect to any material fact or advice, or (b) that such material or meeting or portion thereof presents a clear conflict between the Company and Buyer relating to the relationship represented by this Agreement and the Related Agreements, or otherwise. All information obtained by Buyer or such representatives pursuant to this Section 6.5 shall be kept confidential in accordance with the terms of Section 6.15 hereof to the extent it constitutes “Confidential Information” thereunder.
     6.6 Full Access. At all times until the expiration of the Option Period, the Company will afford to Buyer and its authorized representatives, upon reasonable notice, full access during normal business hours to all properties, books, records, contracts, and documents of the Company as Buyer and such authorized representatives may reasonably request and a complete opportunity to make such investigations as Buyer and such authorized representatives may reasonably request, and the Company will furnish or cause to be furnished to Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Company (including, but not limited to, the Company’s development programs and clinical trials) as they may reasonably request, provided, however, that if the Company shall determine in good faith that furnishing such materials to Buyer at a location other than the Company’s premises would be unduly burdensome, or that such materials are so highly sensitive that the consequences of inadvertent, unauthorized disclosure of such materials could reasonably be expected to result in a Material Adverse Effect on the Company, then such review shall be made on the Company’s premises. All information obtained by Buyer pursuant to this Section 6.6 shall be kept confidential in accordance with the terms of Section 6.15 hereof to the extent it constitutes “Confidential Information” thereunder. No investigation pursuant to this Section 6.6 shall affect any representation or warranty in this Agreement or the Related Agreements of any party hereto or thereto or any condition to the obligations of the parties hereto or thereto.
     6.7 Exclusivity; Superior Proposal.
          (a) From and after the date of this Agreement until the expiration or termination of the Option Period, the Company will not, nor will it authorize or permit any of its officers, directors, Affiliates or employees, or any investment banker, attorney or other advisor or representative retained by it to directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to disclose the existence of these provisions, (iv) endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Superior Proposal; provided, however, that, during the period prior to the adoption of the Merger Agreement by the required Company Stockholder vote, this Section 6.7(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Proposal or any offer or proposal that the Company Board reasonably determines in good faith is reasonably likely to lead to a Superior Proposal submitted by such person or group (and not withdrawn), or the Company Board from recommending that the Company Stockholders approve a Superior Proposal if (A) neither the Company nor any representative of the Company or any of its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.7, including, but not limited to, obligations under clause (i) above, (B) the Company Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under California Law, (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, the Company gives Buyer written notice of the identity of such person or group and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group and the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company, and (D) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by the Company to Buyer); provided, further, however, that the Company shall not be permitted to consummate any transaction(s) contemplated by any Superior Proposal unless and until the Company has first terminated this Agreement pursuant to Section 9.1(b). The Company and its Subsidiaries will, and will cause their respective officers, directors, Affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.7 by the Company.
          (b) In addition to the obligations of the Company set forth in subsection (a) of this Section 6.7, the Company as promptly as practicable shall advise Buyer in writing of any Acquisition Proposal or of any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal. The Company agrees to keep Buyer informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal. Notwithstanding anything to the contrary herein, nothing contained in this Section 6.7 shall be deemed to prevent the Company from marketing (including responding to due diligence requests), negotiating or consummating an equity financing otherwise permitted under Section 6.1.
     6.8 Further Assurances of the Company. Subject to the terms and conditions set forth in this Agreement, from time to time after the date hereof during the Option Period, the Company will use commercially reasonable efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the Merger, or the transactions contemplated by the Stockholder Option Agreement, in the event that Buyer exercises the Company Option or the Stockholder Options, as the case may be.
     6.9 Further Assurances of Buyer. Subject to the terms and conditions set forth in this Agreement, from time to time during the Option Period, Buyer will use commercially reasonable efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper or advisable to consummate and make effective the Transactions, provided, that nothing in this Section 6.9 shall be deemed to require Buyer to exercise the Company Option or the Stockholder Options, or to make a Loan if the applicable conditions precedent to such Loan have not been satisfied.
     6.10 Public Announcements. Prior to the closing of the Merger, or the consummation of the transactions contemplated by the Stockholder Option Agreement, as the case may be, Buyer shall not, without having previously informed the Company about the form, content and timing of any such announcement, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as may be required by (a) law, (b) the Securities Exchange Commission, (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the New York Stock Exchange, the National Association of Securities Dealers, Inc. or any national securities exchange to which Buyer is subject. Nothing herein express or implied shall require Buyer to consult with the Company following the closing of the Merger. The Company shall not, without the prior written consent of Buyer, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby at any time.
     6.11 Restrictions on Negative Pledges and Upstream Limitations. The Company will not, and will not permit any of its Subsidiaries to enter into any agreement, contract or arrangement (excluding this Agreement and the Notes) restricting the ability of any Subsidiary of the Company to pay or make dividends or distributions in cash or kind to the Company, to make loans, advances or other payments of whatsoever nature to the Company, or to make transfers or distributions of all or any part of its assets to the Company.
     6.12 Liens; Dispositions; Obligations. The Company will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; acquire, or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (b) except for the sale of the Company’s inventory in the ordinary course of business, sell, lease, license, or otherwise dispose of or encumber or grant, or permit to arise any security interest in, any of its properties or assets, or become a party to any agreement effecting any of the foregoing, or otherwise incur obligations that would become obligations of Buyer upon Buyer’s delivery of the Merger Election Notice.
     6.13 Material Contracts. Any material contract or commitment entered into, or extended, by the Company during the Option Period shall explicitly provide that the consummation of the transactions contemplated by the Merger Agreement or the Stockholder Option Agreement shall not result in a breach or violation of such contracts or otherwise require the payment of any fees or expenses in connection therewith, or give the other party the right to accelerate any obligations of the Company thereunder or to cause the termination of such contract.
     6.14 Patents. From and after the Agreement Date until the expiration of the Option Period, the Company shall (a) use commercially reasonable efforts to maintain at least one (1) pending United States patent application in each independent patent family of the Company, (b) take any and all such actions as may be reasonably necessary to cause each patent of the Company to be valid and subsisting, including paying all necessary registration, maintenance and renewal fees in connection with such patents and filing all necessary documents and certificates in connection with such patents with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such patents in full force and effect, and (c) use commercially reasonable efforts to continue to acquire and develop additional Intellectual Property useful to the Principal Business.
     6.15 Confidentiality. The Company and Buyer acknowledge that to facilitate a business arrangement created by this Agreement and the Related Agreements, it will be necessary for the parties to exchange certain Confidential Information on a confidential basis. In consideration of the mutual benefits to be derived from the exchange of Confidential Information, Buyer and the Company agree as follows:
          (a) Confidential Information of a disclosing party shall be treated and safeguarded hereunder by the receiving party for a period of five (5) years from the date of disclosure and with the same degree of care with which it treats its own Confidential Information of like character and will not use Confidential Information for any purposes other than in connection with the relationship established by this Agreement and the Related Agreements. The receiving party warrants that it applies reasonable safeguards against the unauthorized disclosure and use of Confidential Information; provided, however, that the foregoing restrictions concerning confidentiality, use and disclosure shall not apply to any such Confidential Information that:
               (i) prior to or subsequent to the time of such disclosure is independently known to the receiving party;
               (ii) prior to or subsequent to the time of such disclosure has legitimately entered the public domain;
               (iii) subsequent to the time of such disclosure becomes or is made available to the receiving party by a third party having the lawful right to do so;
               (iv) is independently developed by the receiving party or its agents or employees by persons who did not receive the Confidential Information;
               (v) is disclosed to others by the disclosing party without restriction concerning disclosure and/or commercial use; or
               (vi) is publicly disclosed or otherwise made publicly available by a Governmental Authority or other third party after being disclosed by Buyer or the Company pursuant to any law, regulation or judicial or administrative directive.
          (b) The receiving party agrees to limit access to the Confidential Information to such employees and consultants of the receiving party who reasonably require such access in connection with the transactions contemplated by this Agreement or the Related Agreements. However, the receiving party’s confidentiality obligations set forth in this paragraph and in paragraph (a) above shall not require it to take any greater care to keep such information confidential than the receiving party regularly employs with respect to its own confidential information. To the extent practicable, in the event that the receiving party is required to disclose any Confidential Information pursuant to any law, regulation or judicial or administrative directive, the receiving party shall promptly notify the disclosing party in order to allow the disclosing party a reasonable period of time to obtain protective or confidential treatment of the Confidential Information before it is disclosed.
          (c) Neither receipt by the receiving party of the Confidential Information nor the receiving party’s evaluation and examination of it shall impair or limit receiving party’s right to contest the validity of any patent that may have been or may hereafter be issued in respect of any of the Confidential Information.
          (d) The receiving party is under no obligation by virtue of its acceptance of any Confidential Information to reveal any information with respect to its activities in the field of technology pertaining to such Confidential Information, the details of the receiving party’s evaluation or testing with respect thereto.
          (e) The terms and provisions hereof shall inure to the benefit of each party and the designees, successors and assigns of each party and shall be binding on each party and the successors and assigns of each party.
          (f) Any Confidential Information received by either party from and after the Agreement Date shall not be deemed to be Confidential Material or Proprietary Information or disclosed under those certain Confidentiality Agreements, dated January 18, 2001 and March 16, 2004, between Buyer and the Company, for any purpose.
7. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:
     “Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Buyer) relating to any Acquisition Transaction.
     “Acquisition Transaction” means (a) any transaction or series of related transactions, other than the transactions contemplated by this Agreement and the Related Agreements, involving the purchase of all or a majority of the capital stock (voting rights) or assets of the Company, (b) any agreement to enter into a business combination with the Company, and (c) any agreement made, other than in the ordinary course of business, with regard to the Intellectual Property owned or licensed by the Company.
     “Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. Until the consummation of the Merger, the Company shall not be deemed for any purposes of this Agreement to be an Affiliate of Buyer.
     “business day” (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts are open for business.
     “Buyer Common Stock” means duly authorized, validly issued, fully paid and non-assessable shares of the voting common stock of Buyer.
     “Buyer Impairment” means an impairment of (a) any material rights of Buyer under this Agreement or the Related Agreements (including, but not limited to, any action, event or circumstance that could have the effect of (i) delaying a Merger or the transactions contemplated by the Stockholder Option Agreement, (ii) increasing the Merger Consideration or the purchase price for the sale of shares set forth in the Stockholder Option Agreement, or (iii) increasing the expenses to be incurred by the Company, Buyer or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement, the Merger Agreement or the Stockholder Option Agreement), or (b) the value of the Company to Buyer after the Effective Time of the Merger, or the closing of the transactions contemplated by the Stockholder Option Agreement, as the case may be.
     “California Law” means the General Corporation Law of the State of California, as amended from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Common Stock” means the Common Stock of the Company, no par value per share.
     “Company Licensed Intellectual Property” shall have the meaning set forth in the Merger Agreement.
     “Company Option” means the right of Buyer to cause a Merger to occur pursuant to the Merger Agreement.
     “Company Option Plan” means the Company’s 2001 Stock Option/Stock Issuance Plan, as amended prior to the Closing Date.
     “Company Owned Intellectual Property” shall have the meaning set forth in the Merger Agreement.
     “Company Preferred Stock” means the Preferred Stock of the Company, no par value per share.
     “Confidential Information” means information of the Company or its Affiliates that (a) derives independent economic value, actual or potential, for not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information includes, but is not limited to, an invention, idea, intellectual property, formula, pattern, compilation, program, method, technique, assay, process, biological material, data, design, source code, research plan, business plan, business opportunity, customer or personnel list, financial statement and other information disclosed to the Buyer in connection with this Agreement or the Related Agreements. Confidential Information shall include information disclosed to the Buyer by the Company regarding polymer embolic technologies for embolism treatment, and such other information as the Buyer shall receive from the Company pursuant to the terms of Sections 6.5 and 6.6 hereof and any corresponding provisions of the Related Agreements. Notwithstanding the foregoing, for any such information submitted to the Buyer to be deemed to be “Confidential Information” hereunder, (i) if such information is submitted to the Buyer in writing, such information must be clearly marked “confidential” or “proprietary”, and (ii) if such information is submitted to the Buyer orally, the Buyer must have agreed in writing to receive such information prior to its delivery, and such oral disclosure must subsequently be reduced to writing and marked “confidential” and such writing must be delivered to the Buyer within thirty (30) days of the oral disclosure; provided, however, that any information delivered to a representative of the Buyer in connection with any meeting of the Company Board, whether in writing or oral, and whether or not marked as “confidential” or “proprietary”, shall be presumed to be “Confidential Information”.
     “Conversion Shares” means, collectively, the shares of Company Common Stock issuable upon conversion of the Purchased Shares and the Note Conversion Shares.
     “Deposit” shall have the meaning set forth in the Merger Agreement.
     “DSMB” means the Data Safety Monitoring Board.
     “Effective Time” shall have the meaning set forth in the Merger Agreement.
     “Environmental Laws” shall have the meaning set forth in the Merger Agreement.

     “Environmental Permits” shall have the meaning set forth in the Merger Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “FDA” means the United States Food and Drug Administration.
     “Financial Statements” means (a) the consolidated financial statements (including balance sheet, income statement and statement of cash flows) of the Company as of the end of the most recently completed fiscal year ending at least 45 days prior to the latest date on which the representations set forth in Sections 4.5(a), 4.12, 4.13, 4.23, and 4.27 are deemed to be made, and for the twelve (12)-month period ended on such date, and (b) the consolidated balance sheet and income statement of the Company as of the end of the most recently completed fiscal quarter ending at least 30 days prior to the latest date on which the representations set forth in Sections 4.5(a), 4.12, 4.13, 4.23, and 4.27 are deemed to be made, and for the portion of the current fiscal year ended on the calendar month ending immediately prior to such date, which the Company has made available to Buyer and included in the Company Disclosure Schedule.
     “fully-diluted basis” means, with respect to the number of shares of Company Common Stock deemed to be outstanding as of a particular time, the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding at such time, (b) the maximum number of shares of Company Common Stock issuable at such time upon the exercise of unexercised options, warrants or rights to acquire shares of Company Common Stock issued and outstanding at such time (whether or not fully vested), and upon the conversion of all convertible debt instruments outstanding at such time (excluding Company Preferred Stock), and (c) the maximum number of shares of Company Common Stock issuable at such time upon the conversion of the outstanding Company Preferred Stock, including any shares of Company Preferred Stock issuable upon exercise of the options, warrants and other rights described in (b) above.
     “GAAP” means generally accepted accounting principles consistently applied.
     “Governmental Authority” (whether such term is capitalized or not) means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” shall have the meaning set forth in the Merger Agreement.
     “Intellectual Property” shall have the meaning set forth in the Merger Agreement.
     “IRS” means the United States Internal Revenue Service.
     “Lien” means any mortgage, deed of trust, security interest, pledge, hypothecation, assignment in the nature of a security interest, attachment, encumbrance, lien (statutory, judgment or otherwise), or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease in the nature of a security interest).
     “Major Material Adverse Effect” means, with respect to the Company, (w) an adverse determination by a court of competent jurisdiction or applicable regulatory body that would have the result of preventing the Company from developing, marketing or selling its proposed biodegradable vascular stents, (x) the receipt by the Company of adverse results from clinical trials relating to the Company’s proposed biodegradable vascular stents that would make such stents impossible to be commercialized even after making reasonable modifications, (y) the introduction by third parties of competitive products to the Company’s biodegradable vascular stents that would render such stents obsolete or not commercially viable, or (z) other adverse events relating to the Company’s business, results of operations, financial condition or prospects of similar magnitude or effect. Notwithstanding the foregoing, a lack of liquidity or undercapitalization of the Company at any time shall not be deemed to constitute, by itself, a “Major Material Adverse Effect”.
     “Material Adverse Effect” means, with respect to the Company or Buyer, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of the Company or Buyer, as the case may be, and its respective Subsidiaries, taken as a whole.
     “Merger Election Notice” means a written notice delivered to the Company by Buyer informing the Company of Buyer’s election to cause the Company and Merger Sub to close the Merger in accordance with the terms of the Merger Agreement.
     “Note Conversion Shares” means the shares of Company Preferred Stock issuable upon conversion of the Notes.
     “Option Expiration Date” means the first anniversary of the Option Price Adjustment Date.
     “Option Period” means the period beginning on the Agreement Date and ending, unless otherwise terminated earlier pursuant to Section 8 of the Merger Agreement, on the earliest of (a) the Option Expiration Date, if Buyer has delivered the Deposit pursuant to Section 1.1(d) of the Merger Agreement and Buyer has made the Third Loan pursuant to Section 3.1(c) hereof, (b) at the election of Buyer, upon delivery of a written termination notice to the Company, at any time prior to the scheduled expiration or other termination of the Option Period, (c) at the election of the Company in accordance with Section 3.10 hereof if Buyer does not deliver a Loan Election Notice within the applicable time period after receipt of an Option Period Termination Notice thereunder, and (d) at the election of the Company in accordance with Section 1.1(d) of the Merger Agreement if Buyer has not delivered the Deposit pursuant to Section 1.1(d) of the Merger Agreement and made the Third Loan pursuant to Section 3.1(c) hereof, in each case on or prior to the Option Price Adjustment Date; provided, that in the event that Buyer exercises the option under the Merger Agreement or the options under the Stockholder Option Agreement prior to the expiration or termination of the Option Period, the Option Period shall extend until the earliest to occur of (i) the Effective Time or the closing of the transactions contemplated by the Stockholder Option Agreement; (ii) the termination of the Merger Agreement prior to the consummation of the Merger (to the extent that Buyer shall not have exercised the options under the Stockholder Option Agreement prior to such termination) in accordance with the terms thereof; or (iii) the termination of the Stockholder Option Agreement prior to the consummation of the transactions contemplated thereby (to the extent Buyer shall not have exercised the option under the Merger Agreement prior to such termination) in accordance with the terms of the Stockholder Option Agreement; provided, further, that the Option Period shall be extended if at such time as it would otherwise expire (x) the Company is in breach of any of its material obligations under this Agreement or the Merger Agreement or (y) any of the Company Stockholders is in breach of any of its obligations under the Stockholder Option Agreement until thirty (30) days after such time as all of such breaches shall have been cured; and provided, further, that in the event that Buyer delivers a Disclosure Schedule Request in accordance with Section 1.2 prior to the scheduled expiration of the Option Period, the Option Period shall not expire until the tenth (10th) day following the date on which the Company shall have delivered an Updated Company Disclosure Schedule pursuant thereto or the Company shall have notified Buyer that it has elected not to deliver such an Updated Disclosure Schedule, and no termination or expiration of the Option Period shall be deemed to limit Buyer’s right to deliver a Merger Election Notice within the periods set forth in Section 1.1(b) of the Merger Agreement.
     “Option Period Termination Notice” means (a) a notice delivered by the Company of the Company’s intention to terminate the Option Period in accordance with Section 3.10 and (b) a notice delivered by the Stockholder Representative Committee of its intention to terminate the Option Period in accordance with Section 1.1(d) of the Merger Agreement.

     “Option Price Adjustment Date” means the 90th day following the completion of the Third Milestone.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “Principal Business” means the development, manufacturing, marketing and sale of the Principal Products.
     “Principal Products” means biodegradable vascular stents, balloon expandable nitinol stents and embolic materials.
     “Related Agreements” means the Merger Agreement, the Stockholder Option Agreement, the Notes (if issued), and the Investors’ Rights Agreement.
     “Reva Options” means the options to purchase shares of Company Common Stock issued under the Company Option Plan.
     “Securities” means all shares of Company Common Stock and Company Preferred Stock, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of the Company Preferred Stock, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securityholder” means any holder of Securities.
     “Series F Preferred Stock” means the Series F Preferred Stock, no par value per share, of the Company.
     “Series G Preferred Stock” means, collectively, the Series G-1 Preferred Stock and the Series G-2 Preferred Stock.
     “state” (whether or not capitalized) means any state or commonwealth of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, and any other dependency, possession or territory of the United States of America.
     “Stockholder Option Notice” shall have the meaning set forth in the Stockholder Option Agreement.
     “Stockholder Options” means the options that may be granted to Buyer to acquire all of the Stockholders’ Securities in accordance with the terms of the Stockholder Option Agreement.
     “Subsidiary” or “Subsidiaries” (whether or not capitalized) of any person means (i) any corporation of which such person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock the holders of which are generally entitled to vote for the election of the board of directors of such corporation, or (ii) any partnership, limited liability company, association, trust, joint venture, or other non-corporate entity in which such person (either alone or through or together with any other Subsidiary) holds, directly or indirectly, an equity interest.
     “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction; (b) a sale or other disposition by the Company of all or substantially all of its assets, or (c) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms that the Company Board determines, in its reasonable judgment (after consultation with a financial advisor of nationally recognized reputation), to be more favorable to the Company Stockholders than the terms of the Merger (after taking into account all relevant factors, including all conditions to the offer, the timing of the transaction contemplated by the offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings or approvals); provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company Board to be obtained by such third party on a timely basis.
     “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.
     “Taxation Authority” means any Governmental Authority having any responsibility for (a) the determination, assessment or collection or payment of any Tax, or (b) the administration, implementation or enforcement of or compliance with any law relating to any Tax.
     “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     “Third Milestone” shall have the meaning set forth for such term in the Merger Agreement.
8. INDEMNIFICATION.
     8.1 Indemnity by the Company. The Company agrees to indemnify and hold the Buyer (and its respective directors, officers, employees and Affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the fees and disbursements of counsel (collectively, the “Losses”), related to or arising, directly or indirectly, out of any failure or any breach by the Company of any representation or warranty, covenant, obligation or undertaking made by the Company in this Agreement, any schedule or exhibit hereto, or any other statement, certificate or other instrument delivered pursuant hereto.
     8.2 Time Limit. All representations and warranties in this Agreement, other than those in Section 4.23, which shall survive until sixty (60) days after the expiration of the applicable statutes of limitations, shall expire on, and neither the Buyer nor the Company will be liable for any damages hereunder with respect to a breach of such representations and warranties unless a written claim for indemnification is given to such party with respect thereto prior to, the later of (a) the eighteen (18) month anniversary of the latest Closing Date or Loan Date, and (b) the date on which the Option Period terminates.
     8.3 Termination of Indemnity Obligation. Notwithstanding anything in this Agreement to the contrary, and without limiting any indemnification obligations of any party under Section 9.2 of the

Merger Agreement or any stock purchase agreement entered into pursuant to the Stockholder Option Agreement, the indemnity obligations of the Company set forth in this Section 8 shall terminate upon the earlier of the closing of the Merger or the consummation of the transactions contemplated by the Stockholder Option Agreement.
9. TERM AND TERMINATION.
     9.1 Term.
          (a) Subject to Section 9.4, this Agreement shall commence on the Agreement Date and shall continue in full force and effect until the later of (a) the termination or expiration of the Option Period hereunder in accordance with the definition thereof, and (b) the expiration of the indemnity obligations set forth in Section 8.
          (b) Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by the Company in the event that the Company Board has received a Superior Proposal after the date hereof and prior to the initial adoption and approval of the Merger Agreement and the transactions contemplated thereby by the Company Stockholders, and the Company Board has adopted a resolution determining to terminate this Agreement in accordance with this Section 9.1(b), provided, that such termination under this Section 9.1(b) shall not be effective until the Company has made payment of the fees and expenses required by Section 8.3(b) of the Merger Agreement.
     9.2 Termination for Cause. If either party defaults in any material respect the performance of any material provision of this Agreement, then the nondefaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days after receipt of written notice (the “Cure Period”), the Agreement may be terminated by the nondefaulting party. If the nondefaulting party gives such notice and the default is not cured during such Cure Period then, any time after at the end of such Cure Period, the nondefaulting party may terminate this Agreement (which termination shall be effective immediately upon defaulting party’s receipt of written notice of termination).
     9.3 Termination for Insolvency. This Agreement shall terminate at the election of Buyer (a) upon the institution by or against the Company of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of a party’s debts, (b) upon the Company making an assignment for the benefit of creditors, or (c) upon the Company’s dissolution or ceasing to do business. This Agreement shall terminate without notice (x) upon the institution by or against the Buyer of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of a party’s debts, (y) upon the Buyer making an assignment for the benefit of creditors, or (z) upon the Buyer’s dissolution or ceasing to do business.
     9.4 Survival of Certain Terms. The representations and warranties set forth in Sections 4.1 to 4.28 shall survive the Closing Date and any Loan Date. The provisions of Sections 2.1(b), 2.4, 3.1(b), 3.6, 3.7, , 6.15, 9 and 10 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties, other than those rights that shall have then accrued, shall cease upon termination of this Agreement.
     9.5 Effect of Termination. The parties acknowledge that upon termination of this Agreement as permitted under, and in accordance with, the terms of this Section 9, no party shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except to the extent that such losses arise out of or are related to a breach of the agreements, representations, warranties or covenants hereunder of another party hereto prior to or contemporaneous with such termination. The termination of this Agreement shall not affect the obligations of the Company under the specific terms contained in the Notes.

10. GENERAL.
     10.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):
if to Buyer:
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Attention: Chief Financial Officer
Facsimile: 508-650-8956
with a copy to:
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Attention: Assistant General Counsel
Facsimile: 508-650-8956
if to the Company:
Reva Medical, Inc.
5751 Copley Drive, Suite B
San Diego, CA 92111
Attention: President
Telephone: (858) 430-0720
Facsimile: (858) 430-0729
with a copy to:
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Michael S. Kagnoff, Esq.
Telephone: (858) 450-8400
Facsimile: (825) 450-8499
     10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters referred to herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the matters referred to herein are be consummated as originally contemplated to the fullest extent possible.

     10.3 Entire Agreement; Assignment. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, provided, that subject to Section 6.15, nothing in this Agreement shall be deemed to supersede those certain Confidentiality Agreements, dated January 18, 2001 and March 16, 2004, between Buyer and the Company. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations hereunder to (a) any Affiliate of Buyer (provided, that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder), and (b) a person that acquires all of the capital stock, or substantially all of the assets, of the division or business unit of Buyer responsible for the business of the Company (provided, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof).
     10.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     10.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that state.
     10.7 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”
     10.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement.
     10.9 Fees and Expenses. All costs and expenses incurred in connection with this Agreement by the Company shall be paid by the Company. All costs and expenses incurred in connection with this Agreement by Buyer shall be paid by Buyer.
     10.10 Amendment. This Agreement may be amended only in an instrument in writing, duly authorized by the Company Board, and signed by Buyer and the Company.
     10.11 Waiver. At any time prior to the termination of this Agreement, Buyer and the Company may agree to (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
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     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

BOSTON SCIENTIFIC CORPORATION
By:	/s/ Lawrence C. Best
	Name:	Lawrence C. Best
	Title:	Senior Vice President - Finance & Administration and Chief Financial Officer

REVA MEDICAL, INC.
By:	/s/ Robert K. Schultz
	Name:	Robert K. Schultz
	Title:	President & COO

Signature page to Securities Purchase Agreement